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     THE OFFCE OF THE
SECRETARY OF STATE OF THE
      STATE OF NEVADA           ARTiCLES OF INCORPORATION
        MAY 07 1993                          OF
                                     TIERRA RICA, LTD


             I, the undersigned, have this day formed a corporation under and by virtue of the laws of the State of Nevada and I do hereby flate and certify:
             FIRST:  That the name of said corporation shall be;

                               TIERRA RICA, LTD.


             SECOND: That the name and location of the Resident Agent of the corporation is Scott Ockey at 2280 Dant Blvd., Reno, Nevada 89509.

             It is hereby expressly provided that other office or offices for the transaction of the business of the corporation may be maintained at such place or places, either within or without the State of Nevada as may from time to time be named and selected by its Board of Directors, or may be provided in the By-laws of this corporation, and any and all business transacted by Stockholders' of Directors' meeting of said corporation held outside of the State of Nevada shall be as effectual for all purposes as though said meetings were held at the principal office and place of business of said corporation within the State of Nevada.


             THIRD: That the nature of the business and the objects and purpose proposed to be transacted, promoted or carried on by this corporation are as follows:

             Generally to carry on any lawful business or businesses, and to engage in any and every line of activity and business enterprise which the Board of Directors may from time to time deem to be reasonably incident to any of the objects and purposes above named, or to be beneficial or helpful to the interest of this corporation, or which may be calculated, directly or indirectly, to enhance the value of its property, and to carry on any and all of its business and the other operations in any City, County, State, Province, territory or place in the world; and to establish head and branch offices and places of business wherever it may deem advisable; and to do any and all of the matters and things hereinabove set forth to the extent that natural persons might or could do, and in any part of the world, either as persons, agents, contractors, trustees or otherwise, alone or in the company of others.
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             FOURTH:  That the total authorized capital stock of the corporation shall consist of Seventy-five Million shares of common stock, with a par value of $O.OOl all of which shall be non-assessable and, entitled to voting power, and, Fifty Million Shares of Preferred Stock, with no voting power.

             IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 27th day of April, 1993.

     FIFTH:   The object and powers specified in any clause contained in these
Articles shall not in any wise limit or restrict by reference to, or inference from the terms of any other clause of these Articles; and the foregoing enumeration of powers, as specified, shall not be held to limit or restrict in any manner the general powers of the corporation and the enjoyment thereof as -conferred by the laws of the State of Nevada upon corporations organized under the general corporation of said State.


     SIXTH: The members of the governing board shall be styled "Directors", and the number of such directors shall be One (1).

     The Board of Directors, or the stockholders, at any regular meeting or special meeting called for that purpose, by resolution may increase the number of members of the Board of Directors as deemed advisable, provided that the number may not be increased to more than nine (9).


     SEVENTH: The name and post office address of the Director and Stockholder is as follows: George Smith
                             68 South Main, Suite 607
                             Salt Lake City, Utah 84101


     EIGHTH: The private property of the stockholders of this corporation shall be, and is hereby made, forever exempt from the debts of the corporation.


     NINTH: This corporation shall have perpetual existence.


     TENTH: The corporation, through its By-laws, shall have power and authority to make such provisions as may from time to time be deemed necessary or advisable for the promotion of the interests of this corporation, and the corporation may through its By-laws, confer such powers, privileges, authorities and duties upon its Board of Directors as it may deem necessary or advisable upon an executive committee or other committees; and this corporation and its Board of Directors shall and may exercise all rights, powers and privileges of whatsoever kind or nature, whether specifically provided herein or not, which may now or hereafter be conferred upon similar corporations organized under and by virtue of the laws of the State of Nevada.
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                           /s/ George Smith
                           ------------------------------------------





                           CERTIFICATE OF AMENDMENT
                                      OF
                               TIERRA RICA, LTD.

           On April 22, 1994, Tierra Rica, Ltd. Filed Articles of Incorporation under and virtue of the laws of the State of Nevada.

           An Agreement of Merger between ORO RICO, LTD., a Utah Corporation, and TIERRA RICA, LTD. Was unanimously approved by the Shareholders at a Special Meeting of the Shareholders held on March 7, 1994, and at the Special Shareholder Meeting held on September 12, 1994, the Shareholders authorized the Board of Directors to change the name of TIERRA RICA, LTD. by amending the Articles of Incorporation.

         The following Amendment to the Articles of Incorporation are hereby as follows:

                  That the name of said Corporation shall be;  "TIERRA RICA,
                            LTD."

         Is amended to read:
         -------------------

         First:  That the name of said Corporation shall be:
                  "PETREX CORPORATION"

         All other articles, Second thru Tenth, shall remain the tame.

         Said amendment was unanimously approved by the shareholders on September 12, 1994, by the following vote.
              Shares outstanding 2,083,901  Voted for 1,758,878 Shares.

         IN WITNESS WHEREOF, The undersigned, newly elected President of TIERRA RICA, LTD. has executed these Articles of Incorporation Amendment. this 12th
                         ----
         day of September, l994.

                                              TIERRA RICA, LTD.

            /s/ D.Scott Hays                       BY :   /s/ G.W. McDonald
            ----------------                            ------------------------

         D. Scott Hays                            G.W. McDonald, President